UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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EMPIRE STATE BUILDING ASSOCIATES L.L.C.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On November 9, 2012, Malkin Holdings L.L.C., the supervisor of Empire State Building Associates L.L.C. (the “Registrant”), mailed the following letter to each of the participants in the Registrant.

November 9, 2012

To Participants in Empire State Building Associates L.L.C. (“ESBA”)

Dear Fellow Participants:

Over the past several months, we have sent you a series of letters to help inform you about important aspects of the proposed consolidation. We strongly believe that once you understand the facts, the decision about how to vote will be an easy one.

Two individuals, Richard Edelman and Steven Edelman, each a beneficiary of a trust established by his family that holds interests in ESBA, and others with whom they have been working, have created what we believe to be an environment of confusion through incorrect and misleading statements about our proposed consolidation and initial public offering (“IPO”). This letter is to assist in correcting such statements.

The Edelman group has no experience relevant to any aspect of the operation or financing of real estate generally, and more specifically to the assets proposed to be consolidated. Our research shows their backgrounds have been centered around music videos, public relations, and computer engineering.

They have not discussed what we believe to be any practical alternative to the proposed consolidation and IPO. We believe they have misrepresented and understated the complexity of relationships of ESBA and its operating lessee, Empire State Building Company (“ESBC”). They are not involved in real estate in any relevant fashion. We do not believe any of their alternatives is credible, viable, or in the best interest of any investor.

We have listened to the great majority, if not all, of the Edelman group’s conference calls. Participants have reported other phone calls the group has made, and we believe many of the statements we have heard and been told to be misstatements and untruths. We have repeatedly written to the Edelman group about errors in their statements and demanded they contact everyone to whom they have made these statements and correct their errors.

Contrary to their statements, since December 2011 we have had conversations with Steven Edelman and other members of his group and offered orally and in writing to meet with them to correct their misinterpretations and clarify any point on which they have questions. Steven Edelman has repeatedly, initially through his attorney and then directly, refused to meet.

The Edelmans also have attempted to manipulate the media to carry their message. They have created a fictional “David vs. Goliath” storyline that members of the media enjoy. Since certain information the Edelman group is offering is flawed, the media coverage has been flawed. When reporters and editors have been informed of the errors in the information they have been given and reported, some of them have either corrected or removed their reporting from circulation.

When corrections have been made or reports have been removed from circulation, the Edelmans have continued to send these incorrect articles or videos to any investor for whom they have contact information. The Edelmans’ actions do a considerable disservice to investors.

The Edelman group continues to make what we believe to be false and misleading statements. We are concerned that any investor who bases his or her decision and vote on the Edelman group’s presentations risks material financial damage from not achieving the stated benefits of the proposed consolidation and IPO and causing damage and loss of such benefits to fellow investors who want the proposed consolidation and IPO to go forward.

We urge investors to rely on our filings and letters on file with the Securities and Exchange Commission (“SEC”) for factual information. Our letter of August 6, 2012 (enclosed) rebuts several specific points made on the Edelmans’ website, conference calls, and one-on-one outreach, including the statement that the Edelman group has been working closely with the SEC, which creates what we believe to be false and misleading impression that the SEC is supporting the Edelmans’ efforts.

We feel that the Edelman group is circulating what we believe to be false and misleading information in the hopes that you will rely on them when making your decision on how to exercise your vote. We are concerned that investors may suffer damages if they rely on what we believe to be the false and misleading information provided by the Edelman group.

The Edelmans have used the press to coordinate distortions of the facts. They have circulated certain uncorrected stories, and certain links on their website have been to uncorrected versions of stories.

In addition, Bloomberg pulled from its terminal and website video pieces it had produced from information provided by the Edelmans, because the pieces were inaccurate. Richard Edelman, without disclosing that Bloomberg had withdrawn such videos due to inaccuracies, posted a link of his own recording of one such misleading Bloomberg video segment on youtube.com and veoh.com. After each such posting, Bloomberg compelled youtube.com and veoh.com to remove it. Bloomberg LLP counsel has gone as far as to write to Richard Edelman instructing him to cease and desist and stating that he is not allowed to use any Bloomberg material without Bloomberg’s consent.

The S-4 has not yet been declared effective by the SEC. It is still subject to updates. The effective S-4 and its related filings (which included this letter and others we have sent to you) are what we believe to be the body of information from which you can be informed about the proposed consolidation and IPO. Malkin Holdings is in a position to assist every investor with answers on any question you may have as to the current state of our progress and on the final S-4 when it is declared effective.

Once we are ready to solicit your vote, we will mail you the prospectus/consent solicitation statement included in the final Form S-4.

A few of what we believe to be the most egregious false and misleading statements made by the Edelman group:

Q.	The Edelmans claim the proposed consolidation is a taxable event for participants. Is this true?

A:	NO.

•	You will have a 100% tax deferred, a 98% tax deferred, and a fully taxable choice to select at your option.

•	You will have the option to pay no tax until you sell your security at a time of your choosing after the consolidation or there is a capital event with respect to the Empire State Building (“ESB”).

Q:	The Edelmans say they have prepared a financial analysis that proves dividends for ESBA investors will go down. Is this true?

A:	NO.

•	The only financial “analysis” of which we are aware is, to our belief, flawed, unsupported, misleading, and based on incorrect assumptions.

•	Some of the errors we believe are included in the “analysis” circulated by the Edelman group include, but are not limited to:

•

The “analysis” ignored the tax benefit of the operating partnership unit (“OP Unit”) option and deducted nearly 40% of an investor’s value as if needed to pay taxes, completely disregarding that investors can choose a tax deferred option which requires no payment of tax on the consolidation and IPO.

•	The “analysis” added back non-cash items of depreciation for ESB, but deducted depreciation from cash flow for the other properties in his comparison.

•	The “analysis” used the wrong depreciation number for Empire State Realty Trust, Inc. (the “REIT”)

•

The “analysis” misstated the original and continuing 6% override due to the Malkin group from ESBA and missed completely the $1,000,000 annual priority return to ESBC in his “status quo” presentation, thus overstating his projection of distributions to ESBA investors in the absence of this consolidation.

•	The “analysis” projected growth for ESB, but not for the other properties in his comparison. Also, the projection for ESB is not based on the actual projections as presented in the Form S-4.

•	The “analysis” omitted two of the public entities in the calculation of the REIT dividend.

•	The “analysis” repeated certain one-time IPO expenses as deductions in each year after the IPO, even though they would clearly never be incurred in any year after the IPO.

•

The “analysis” ignored material future capital expenditure requirements for the Empire State Building which are disclosed in the Form S-4 and disregarded the fact that ESBA cannot borrow any sizeable amount without the consent and cooperation of ESBC.

•

The “analysis” overstated certain expenses of the REIT, because the required eliminations (such as tenant installation expenses and lease concessions) were calculated solely on ESBA and not the entire portfolio of properties proposed to be consolidated.

•	The “analysis” was materially flawed as to basic math, the operation of these particular partnerships, and taxes.

•

A more recent “projection” omitted any back-up material and therefore is difficult to understand and verify. Given the number of errors discussed above in the original presentation, we can only wonder how many errors are in this new calculation. However, we note the following:

•

The “projection” cherry-picked time periods from projections in the Form S-4 to produce a misleading and unfavorable result showing zero growth for certain properties which he designated as the “Malkin Properties” (which was defined as “eleven investments created by Peter Malkin, and which Larry Wien never had anything to do with”).

•	The “projection” used numbers from projections in the Form S-4, using only a 10-year period June 2014 to June 2023, rather than using full period covered by such projections: June 2012 to June 2024.

•

2014 is a year of low leasing costs and exceptionally high cash flow, and 2024, a year of reduced cash flow and exceptionally high leasing costs, to make the statement that these properties show no growth.

•

Our S-4 draft on file with the SEC includes projections for 2012 and 2013, as part of the disclosure of the projections used by the independent valuer in preparing its valuations, and shows the “Malkin Properties” cash flow growing by $14 million between those years and 2024.

•	We believe the “projection” is materially flawed and does not even accurately or fairly represent the projections in the S-4, a publicly available document on file with the SEC.

•	As we make clear in our filings with the SEC, we believe that participants have greater potential for increased distributions as a holder of OP units or common stock than as a participant in ESBA.

•

Finally, the “Malkin Properties” have been defined as not having Mr. Wien’s involvement, while neglecting to mention that, other than Metro Center development which was begun near the end of Mr. Wien’s life, all these investments were made after Mr. Wien’s death and therefore could not have had his involvement.

Q:	The Edelmans say ESB investors will be shortchanged if ESB is consolidated with other properties. Is this true?

A:	NO.

•	We believe the numbers we have provided in our filings with the SEC show this is untrue.

•

All of the buildings in the proposed consolidation are financially stable, and their relative results and growth prospects were considered when Duff & Phelps, a leading independent valuation expert, calculated how much of the exchange value each building would get in connection with the proposed consolidation.

•

The Edelman group has stated that other properties received a lower cap rate than ESB in determining value. What they do not say is that ESB has the lowest (and thus most favorable) cap rate as used by Duff & Phelps in preparing its valuation of any office building among the properties proposed to be consolidated.

•	The cap rate lower than ESB was assigned by Duff & Phelps to the stand-alone New York retail properties, consistent with market sales and this type of asset class.

•

The value of ESB compared to the other properties proposed to be consolidated is reflected in the fact that the ESB represents 34% of the area of the total portfolio but is receiving 56% of the exchange value. That disproportionate value reflects that the proposed consolidation already recognizes and values ESB’s future growth prospects.

•	This allocation reflects Duff & Phelps’s independent assessment of what is a fair allocation of value for ESB.

Q:	The Edelmans imply that the transaction will cause participants to pay an $85 million tax bill for the Malkins. Is this true?

A:	NO.

•	The tax protection agreement does not require any payment upon the consolidation.

•	The tax protection agreement does not require any payment upon the IPO.

•	The tax protection agreement does not require any payment upon a third-party portfolio sale.

•

The tax protection agreement would only require a payment if after a successful IPO the independent board directors decided to sell (or failed to maintain certain debt with respect to) one or more of four designated assets within a certain time frame.

•	The independent board members will be subject to a fiduciary duty which would require them to determine that the sale was in the best interests of the REIT to approve the sale.

•	Anthony E. Malkin, the only Malkin group board member, would not be involved in any such discussion.

•	Such a sale is not in any way intended or even contemplated under current plans, and we believe the Edelman group is knowingly misstating the facts as a scare tactic.

•	The practice of granting tax protection to a sponsor is common in pre-REIT IPO consolidations.

Q:	The Edelmans say that ESBA could purchase the Helmsley estate’s interest. Is this true?

A:	NO

•	ESBA receives a low basic rent and highly variable overage rent from ESBC to cover costs and to service and repay loans.

•	ESBC is not required to operate in such a way as to maximize cash flow or overage rent payments.

•

Based on our experience in financings (more than $2.9 billion in financing since Anthony E. Malkin joined Peter L. Malkin at Malkin Holdings in 1989), including three financings for ESB since 2001, we do not believe that ESBA would be able to borrow the necessary amounts to acquire the Helmsley estate’s interest.

•	ESBA requires a new consent from ESBA participants for any financing to buy out the Helmsley estate’s interests.

•

Based on our experience in three financings for ESB since 2001, we believe any substantial borrowing by ESB will require the agreement of ESBC to increase the basic rent it pays to ESBA and to join in the financing. ESBC, which is controlled by the Malkin family and the Helmsley estate, has already committed to the proposed consolidation and IPO.

•

Their assumptions are based on being able to purchase the interest of the Helmsley estate in ESBC only. Helmsley has agreed to contribute all of its interests, including ESBC, to the proposed consolidation and IPO.

•	The Edelman group has no relevant experience or relationship with the real estate lending community to support their statement that they can secure a financing of this size on ESB.

Q:	The Edelmans say the Malkins are not entitled to override interests or “commissions” because this is a “sale to ourselves.” Is this true?

A:	NO.

•	The Malkin group has from the inception of ESBA been the recipient of a 6% override from ESBA from operating cash flow.

•

Capital event override interests were consented to voluntarily by 93.99% of ESBA investors for reasons which included giving Malkin Holdings an incentive to manage the building in a way that would maximize capital proceeds and thereby align the interests of Malkin Holdings with investors.

•	The proposed consolidation and IPO is a “capital event.”

•

With the proposed consolidation and IPO, control of the combined enterprise will be transferred from the supervisor, the Malkin Holdings group, and the Helmsley estate to a board comprised of six independent directors out of a seven-member board of directors.

•

This is not a “sale to ourselves” – the IPO contemplates a substantial portion of the shares being sold to the public, and each investor in a given property is acquiring an interest in all the other properties. Anyone would be able to buy shares on the New York Stock Exchange.

•

Thus, many existing investors in the private entities and the other public entities who currently do not own interests in ESB (44% by aggregate exchange value) will own collectively an indirect interest in ESB and the other properties, and the existing investors in ESB will own 56% of ESB and each of the other properties, after the IPO through their new interests in the publicly traded REIT, representing a significant transfer of ownership in all the properties.

•

Thus, this consolidation represents a transfer to a new entity with substantial additional assets, substantial new investors, and a new governance structure--in no way a continuation of the prior entities or the same investors.

Q:	The Edelmans claim an investor can get liquidity through an alternative transaction even if the proposed transaction is voted down. Is this true?

A:	NO.

•	We do not believe there is any other viable transaction being proposed or contemplated.

•

We believe that the Edelmans’ suggestion that ESBA or a consolidated ESB could become its own REIT is implausible – it would require consent from the Malkins and the Helmsley estate, who are already committed to the proposed consolidation, as well as from 80% of ESBA investors.

•

Moreover, even if it could happen, based on discussions we have had with individuals experienced in the REIT industry, we believe that an initial public offering of a REIT with a single property would not be marketable to IPO investors. An ESBA-only REIT would not even be able to control the operation and cash flow of its only asset because of the continuation of the operating lease.

•

Absent an IPO transaction, the only realistic way to get liquidity for your interest is through a private sale. While these have been done in the past, they are complex, the timing is uncertain, and when they have been executed, it has been at substantial discounts to the long-term value of the interests.

What should you believe?

•

And so the question is whether you should rely on Malkin Holdings – the same firm and family which wrote the documents which created your investments and has supervised them for more than five decades and which has made detailed filings with the SEC regarding the proposed consolidation and IPO?

•

Or, should you rely upon the words of individuals who are not investors, have no relevant real estate investment, operation, or finance experience, and have repeatedly provided information that includes what we believe to be false and misleading statements about the proposed consolidation?

The misstatements we believe are being made by the Edelman group are being disseminated by individuals who have no apparent background in real estate in general or in these properties in specific. They have given no indication that they have done the requisite diligence review to gain such background. In fact, they are in some cases passive beneficiaries of trust investors who do not even have a vote on this transaction.

You, however, will be asked to vote on this transaction. We encourage you to rely on information that Malkin Holdings has publicly filed with the SEC when making your decision, rather than on what we believe to be speculative and/or unsupported comments.

While we acknowledge and respect every investor’s right to express his or her opinion publicly, we feel that the Edelman group is specifically creating harm to any investor who acts upon what we believe to be false and misleading statements by members of the group.

We have moved decisively to prevent this harm by delivering to specific investors cease and desist notices and related letters requesting preservation of documents in case of any dispute, seeking to stop the continued dissemination of what we believe to be false and misleading statements.

As always, we are here to answer any of your questions. Please do not hesitate to contact us (through Ned H. Cohen at ncohen@malkinholdings.com or 212-850-2695), so that we can address your concerns head-on. This is an important decision that should be based only on the facts.

There are material risks and conflicts of interest associated with the consolidation. In addition, the preliminary filing of the Form S-4 includes a more detailed discussion of the tax consequences of the consolidation under the section entitled “U.S. Federal Income Tax Considerations.” You should carefully review the sections entitled “Risk Factors” and “Conflicts of Interest” in the preliminary Form S-4 which has been filed with the SEC. We cannot guaranty that participants will receive the anticipated benefits from the consolidation described herein.

We also caution you that this letter contains forward-looking statements. These forward-looking statements, including the potential for more consistent distributions than the status quo, with greater potential for increased distributions as a holder of operating partnership units or common stock than as a participant in ESBA, are based on our beliefs and expectations as applicable, which may not be correct. Various factors could cause such actual results to differ materially from the expectations reflected in these forward-looking statements including those set forth in the preliminary Form S-4.

Please remember, no decision on the consolidation is required now. No proxy solicitation on which a vote can be based will be available until the SEC review process is complete. We remain available to answer your questions within the limitations imposed under the securities laws. Please feel free to contact us with any question.

Sincerely,

MALKIN HOLDINGS LLC

/s/ Peter L. Malkin	/s/ Anthony E. Malkin
Peter L. Malkin	Anthony E. Malkin
Chairman	President

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Each of the three public entities, Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C., and 250 West 57th St. Associates L.L.C. (the “Companies”) and their agents and supervisor, and each officer and director of them or of Empire State Realty Trust, Inc. (the “REIT”) may be deemed to be a participant in the solicitation of consents in connection with the proposed consolidation. The names of such persons and a description of their interests in the Companies and the REIT are set forth, respectively, in each Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the REIT’s Registration Statement on Form S-4, which have been filed with the SEC.

We urge you to review such Registration Statement on Form S-4 and other related documents now filed or to be filed with the SEC, because they contain important information. You can obtain them without charge on the SEC’s website at www.sec.gov.